NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2012 RESULTS

HIGHLIGHTS

•
In February 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard for $27.0 million, recognizing $5.1 million of its $10.1 million gain, and expects the balance to be recognized as Stratus' obligations under a limited guarantee are relieved.

•	In March 2012, Stratus completed the sale of 625,000 shares of common stock for $5.0 million in a private placement.

•	As of April 30, 2012, sales of 92 of the 159 condominium units had closed for $102.5 million, or $1.1 million per unit, including 12 condominium units for $12.7 million in first-quarter 2012.

•
Average occupancy at the W Austin Hotel was 82 percent during first-quarter 2012, compared with 73 percent during first-quarter 2011. Revenue per available room at the W Austin Hotel was $238 during first-quarter 2012, compared with $198 during first-quarter 2011.

•	ACL Live hosted 49 events during first-quarter 2012, compared with 32 events during first-quarter 2011.

•
Construction activities at Parkside Village continue on schedule and initial tenants have taken occupancy. As of March 31, 2012, occupancy at Parkside Village was 59 percent and Stratus had executed leases for 11,228 additional square feet with leasing activities ongoing.

•	Total debt was $158.1 million at March 31, 2012, compared with $158.5 million at December 31, 2011.

SUMMARY FINANCIAL RESULTS

	First-Quarter
	2012	2011
	(In Thousands, Except Per Share Amounts)
Revenues	$27,500	$40,626
Operating income	845	3,546
(Loss) income from continuing operations	(2,767)	3,032
Income from discontinued operations[a]	4,805	265
Net income	1,808	3,055
Net Income (loss) attributable to Stratus common stock	1,703	(881)

Diluted net income (loss) per share of common stock:
Continuing operations	$(0.41)	$(0.15)
Discontinued operations[a]	0.63	0.03
Diluted net income (loss) per share attributable to Stratus common stock	$0.22	$(0.12)
Diluted weighted average shares of common stock outstanding	7,577	7,484

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share, in first-quarter 2012), which Stratus sold in February 2012.

AUSTIN, TX, May 15, 2012 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $1.7 million, $0.22 per share, for first-quarter 2012, compared with a net loss of $0.9 million, $0.12 per share, for first-quarter 2011. First-quarter 2012 results include a gain of $5.1 million related to the sale of the two office buildings at 7500 Rialto Boulevard.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The W Austin Hotel & Residences project continues to perform very well and was positively impacted by the South by Southwest Interactive and Music Conference in the first quarter. We have sold approximately 60 percent of the condominium residences, hotel operations reflect strong occupancy and room rates, the Austin area and music industry shows continued enthusiasm for Austin City Limits Live and the retail space is fully leased. The Austin real estate market is showing signs of improvement and we remain optimistic about our ongoing and potential development projects.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences in downtown Austin,Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Condominium units are substantially complete, and delivery of condominium units commenced in January 2011 and continues. As of April 30, 2012, sales of 92 of the 159 condominium units had closed for $102.5 million and 5 of the remaining 67 condominium units were under contract.

The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, opened in December 2010 and is managed by Starwood Hotels & Resorts Worldwide, Inc. The average daily rate at the W Austin Hotel was $292 during first-quarter 2012, compared with $270 during first-quarter 2011, and revenue per available room was $238 during first-quarter 2012, compared with $198 during first-quarter 2011.

The project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the new home of Austin City Limits, a television program showcasing popular music legends. ACL Live opened in February 2011, has hosted 226 events through April 30, 2012, and currently has booked events through December 2012.

The project has approximately 41,000 square feet of leasable office space, of which 17,500 square feet has been leased since March 2011, including 9,000 square feet for Stratus' corporate office. The project also includes approximately 18,000 square feet of leasable retail space, of which 14,500 square feet has been leased since August 2011, including 10,000 square feet for Urban Outfitters. Leasing activities for the remaining office and retail space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, a 92,473-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,933-square-foot building, a 10,000-square-foot building, two 7,500-square-foot buildings and a stand-alone 5,000-square-foot building. Construction activities at Parkside Village continue on schedule, and are expected to be completed in fourth-quarter 2012. As of March 31, 2012, occupancy at Parkside Village was 59 percent and Stratus had executed leases for 11,228 additional square feet with leasing activities ongoing.

Discontinued Operations. On February 27, 2012, Stratus sold its two office buildings at 7500 Rialto Boulevard (7500 Rialto) to Lincoln Properties and Greenfield Partners (Lincoln Properties) for $27.0 million. Lincoln Properties paid $6.7 million in cash ($5.7 million net to Stratus after closing and other costs) and assumed Stratus' outstanding nonrecourse debt (the Lantana Promissory Note) of $20.3 million secured by the property. Stratus is providing a limited guaranty of debt service and other obligations on the Lantana Promissory Note up to $5.0 million through May 1, 2016, which will be reduced to $2.5 million on May 1, 2016, until January 1, 2018 (the maturity date for the Lantana Promissory Note). Stratus recognized $5.1 million of its $10.1 million gain on the sale in first-quarter 2012 and expects the balance to be recognized as its obligations under the limited guarantee are relieved. As required by applicable accounting rules, Stratus' financial statements reflect the results of operations of 7500 Rialto separately as discontinued operations.

Equity Sale. On March 15, 2012, in a private transaction, Stratus sold 625,000 shares of its common stock for an aggregate purchase price of $5.0 million, or $8.00 per share. Following the sale, Stratus had 8,093,167 shares of common stock outstanding. Stratus used the $4.8 million in net proceeds from the sale to reduce the outstanding balance under the Comerica credit facility to $37.4 million at March 31, 2012.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales totaled $14.1 million for first-quarter 2012, which included 12 condominium units for $12.7 million at the W Austin Hotel & Residences project, three Verano Drive lots, one Calera Drive lot and one Mirador lot in the Barton Creek community, compared with $31.4 million for first-quarter 2011, which included 33 condominium units for $31.3 million and one Meridian lot. The decrease in developed property sales revenues primarily resulted from fewer sales of condominium units at the W Austin Hotel & Residences project because first-quarter 2011 sales included presales from prior years that closed and were delivered as the units were completed in first-quarter 2011. The decrease in condominium unit sales was partly offset by an increase in lot sales at Barton Creek in first-quarter 2012.

Revenue from the hotel segment totaled $9.1 million in first-quarter 2012, compared with $7.3 million for first-quarter 2011, and reflects the results of operations for the W Austin Hotel. Hotel revenues primarily include revenues from room reservations and food and beverage sales. Average occupancy and room rates were both higher in first-quarter 2012.

Revenue from the entertainment venue segment totaled $3.3 million in first-quarter 2012, compared with $1.4 million for first-quarter 2011, and reflects the results of operations for ACL Live, which opened in February 2011 and hosted more events in first-quarter 2012, compared with first-quarter 2011. Venue revenues primarily include ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise.

Rental income from the commercial leasing segment, which excludes the results of 7500 Rialto, totaled $1.1 million for first-quarter 2012, compared with $0.4 million for first-quarter 2011, primarily reflecting rental income from the office and retail space at the W Austin Hotel & Residences project and Parkside Village.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multi-family and residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
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CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future reimbursements for infrastructure costs, future events related to financing or regulatory matters, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of our projects, projected capital expenditures, liquidity and capital resources, anticipated results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,”

“believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in foreclosures and interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item 1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2011.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2012		2011
Revenues:
Real estate	$14,286		$31,575
Hotel	9,017		7,271
Entertainment venue	3,271		1,357
Rental	926		423
Total revenues	27,500		40,626
Cost of sales:
Real estate	13,453		25,431
Hotel	6,651		6,249
Entertainment venue	2,477		1,540
Rental	486		291
Depreciation	2,117		1,602
Total cost of sales	25,184		35,113
General and administrative expenses	1,471		1,967
Total costs and expenses	26,655		37,080
Operating income	845		3,546
Interest expense, net	(3,641)		(783)
Other income, net	29		269
(Loss) income from continuing operations before income taxes and equity in unconsolidated affiliate's loss	(2,767)		3,032
Equity in unconsolidated affiliate's loss	(72)		(76)
Provision for income taxes	(158)		(166)
(Loss) income from continuing operations	(2,997)		2,790
Income from discontinued operations[a]	4,805		265
Net income and comprehensive income	1,808		3,055
Net income and comprehensive income attributable to noncontrolling interest in subsidiaries[b]	(105)		(3,936)
Net income (loss) and comprehensive income (loss) attributable to Stratus common stock	$1,703		$(881)

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$(0.41)		$(0.15)
Discontinued operations[a]	0.63		0.03
Basic and diluted net income (loss) per share attributable to Stratus common stock	$0.22		$(0.12)

Weighted average shares of common stock outstanding:
Basic and diluted	7,577	[c]	7,484

a.	Includes the results of 7500 Rialto (including a gain on sale of $5.1 million, $0.67 per share, in first-quarter 2012), which Stratus sold in February 2012.
b. Primarily relates to the operations of W Austin Hotel & Residences project.
c. On March 15, 2012, Stratus sold 625,000 share of common stock in a private placement.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2012		December 31, 2011
ASSETS
Cash and cash equivalents	$13,975	[a]	$7,695
Real estate held for sale	82,804		74,003
Real estate under development	31,275		54,956
Land held for future development	60,369		60,936
Real estate held for investment	192,276		185,221
Investment in unconsolidated affiliate	3,359		3,246
Other assets	19,807		18,619
Discontinued operations	—		16,929	[b]
Total assets	$403,865		$421,605

LIABILITIES AND EQUITY
Accounts payable	$6,542		$8,760
Accrued liabilities	5,262		10,217
Deposits	1,380		1,848
Debt	158,052		158,451
Other liabilities	7,958		3,064
Discontinued operations	—		21,583	[b]
Total liabilities	179,194		203,923

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Preferred stock	—		—
Common stock	90		84
Capital in excess of par value of common stock	203,054		198,175
Accumulated deficit	(60,020)		(61,723)
Common stock held in treasury	(18,392)		(18,347)
Total Stratus stockholders' equity	124,732		118,189
Noncontrolling interest in subsidiaries[c]	99,939		99,493
Total equity	224,671		217,682
Total liabilities and equity	$403,865		$421,605

a.	Includes $3.1 million of cash and cash equivalents available to Stratus and $10.9 million of cash and cash equivalents primarily associated with the W Austin Hotel & Residences project.

b.	Relates to 7500 Rialto, which Stratus sold in February 2012.

c.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash flow from operating activities:
Net income	$1,808	$3,055
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,117	1,815
Cost of real estate sold	10,145	21,043
Gain on sale of 7500 Rialto	(5,146)	—
Stock-based compensation	55	108
Equity in unconsolidated affiliate's loss	72	76
Deposits	(497)	(157)
Purchases and development of real estate properties	(5,001)	(12,524)
Increase in other assets	(912)	(1,397)
(Decrease) Increase in accounts payable, accrued liabilities and other	(4,524)	3,511
Net cash (used in) provided by operating activities	(1,883)	15,530

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(2,239)	(1,411)
Entertainment venue	(113)	(4,443)
Hotel	—	(4,256)
Proceeds from sale of 7500 Rialto	5,697	—
Investment in unconsolidated affiliate	(185)	—
Net cash provided by (used in) investing activities	3,160	(10,110)

Cash flow from financing activities:
Borrowings from credit facility	6,500	10,000
Payments on credit facility	(7,445)	(134)
Borrowings from project and term loans	7,146	11,256
Payments on project and term loans	(6,714)	(29,300)
Noncontrolling interest contributions	341	1,924
Common stock issuance	4,817	—
Net payments for stock-based awards	(32)	(57)
Net cash provided by (used in) financing activities	4,613	(6,311)
Net increase (decrease) in cash and cash equivalents	5,890	(891)
Cash and cash equivalents at beginning of year	8,085	11,730
Cash and cash equivalents at end of period	$13,975	$10,839

III